Exhibit 10.19

EMPLOYMENT SEPARATION AGREEMENT

Employment Separation Agreement (the “Agreement”) effective as of May 11, 2006, by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Mr. Michael Marquard, residing at 10706 Governors Drive, Chapel Hill, North Carolina 27517 (the “Executive”), pursuant to which the aforementioned parties agree:

1. Employment. In connection with the Executive’s acceptance of that certain offer of employment letter (the “Offer Letter”) dated May 5, 2006 and contingent upon the Executive’s execution of the Company’s Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement, the Company shall employ the Executive as Chief Executive Officer commencing on or about May 11, 2006 which employment shall terminate upon notice by either party, for any reason. Executive understands and agrees that his employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2. Termination Benefits.

a. In further consideration for Executive’s agreement to execute the PDI Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement (the “Confidentiality Agreement”), the Company agrees that if it terminates the Executive’s employment without Cause (as defined below) or if the Executive terminates his employment as provided for in Section 2b hereof, and, in either instance, the Executive executes and does not revoke the PDI Agreement and General Release given to him upon such termination in substantially the form annexed to this Agreement as Exhibit A, then: (i) if such termination occurs on or before May 11, 2007 the Executive shall be paid a lump sum payment equal to (y) the product of twelve (12) times his Base Monthly Salary (as defined below), plus (z) any cash incentive compensation paid to the Executive during his employment with the Company or any unpaid portion of any guaranteed incentive compensation on a pro rata basis, without regard to any requirements that the Executive be employed by the Company on any given date in order to be eligible to receive such incentive compensation (the “Year 1 Severance Payment”); or (ii) if such termination occurs after May 11, 2007 the Executive shall be paid a lump sum payment equal to (y) the product of eighteen (18) times his Base Monthly Salary, plus (z) the average cash incentive compensation paid to the Executive during the most recent three years immedi-ately preceding the termination date for which such incentive compensation was paid, or such shorter period, if applicable (the “Subsequent Year Severance Payment”). In the event that the Company is obligated to pay the Executive either the Year 1 Severance Payment or the Subsequent Year Severance Payment (collectively, the “Severance Payment”), in addition to such payment the Company shall pay for the continuation of the Executive’s health and welfare benefits under COBRA (the “COBRA Benefit”) for the lesser of (i) twelve (12) months in the event that the Company is obligated to pay the Executive the Year 1 Severance Payment or for eighteen (18) months in the event that the Company is obligated to pay the Executive the Subsequent Year Severance Payment, or (ii) until the Executive is eligible for participation in the health insurance plan of any successor employer of the Executive. All payments due hereunder shall be subject to withholding for applicable federal, state and local income and employment related taxes. In the event of any termination of the Executive’s employment with the Company, the Executive shall continue to be bound by the confidentiality, non-solicitation, non-competition and other provisions set forth in the Confidentiality Agreement for the periods set forth therein. The Company shall have no obligation to accelerate the vesting of any equity based compensation that may be held by the Executive. No termination benefits will be paid if the Executive resigns or terminates his employment for any reason other than as set forth in Section 2b below or if the Company terminates the Executive’s employment for Cause (as defined below) as determined by the Board (or a committee of the Board).

b. Subject to the terms and conditions set forth in Section 2a above, the Executive shall be entitled to the Severance Payment and the COBRA Benefit if he terminates his employment: (a) as a result of (i) a material reduction in, or the assignment of duties to the Executive which would be materially inconsistent with, the Executive’s responsibilities, duties and authorities as Chief Executive Officer of the Company, which continues unremedied for a period of ten (10) business days after the Executive has given written notice to the Company of same, (ii) a material breach by the Company of any of the terms or conditions of this Agreement, which continues unremedied for a period of ten (10) business days after the Executive has given written notice to the Company of same, (iii) a reduction in the Executive’s then current annual base salary or failure to pay any material amount owing to or to provide a material benefit owing to the Executive at the time such amount or benefit is due, which continues unremedied for a period of ten (10) business days after the Executive has given written notice to the Company of same; or (b) within two years following the occurrence of a Change in Control because (i) the Executive suffers an adverse change in his title or responsibilities, (ii) the Executive suffers a reduction in his then current annual base salary (unless such reduction is made in connection with a pro rata reduction in the annual base salaries of all of the Company’s senior executives); provided, however, that with respect to items (i) and (ii) above, within 30 days of written notice by the Executive, the Company has not cured such material adverse change or reduction, or (iii) the Executive is required to relocate as a result of a relocation of the Company’s office location in New Jersey more than 50 miles from its current location.

3. Definitions.

a. Cause shall mean (1) the failure by the Executive to comply with the reasonable instructions of the Company’s Board of Directors (the “Board”), provided that such instructions are consistent with the Executive’s duties and responsibilities hereunder, and which such refusal continues unremedied for a period of ten (10) business days after the Board has given written notice to the Executive specifying in reasonable detail the instructions the Executive has failed to comply with; (2) a material breach by the Executive of any of the terms or conditions of this Agreement that continues unremedied for a period of ten (10) business days after the Board has given written notice to the Executive specifying in reasonable detail the Executive’s breach of this Agreement; (3) the failure by the Executive to adhere to the Company’s documented policies and procedures that continues unremedied for a period of ten (10) business days after the Board has given written notice to the Executive specifying in reasonable detail the Executive’s breach of such policies and/or procedures; (4) the failure of the Executive to adhere to moral and ethical business principles consistent with the Company’s Code of Conduct as in effect from time to time; (5) Executive's conviction of a crime (including entry of a nolo contendere plea); or (6) any documented act of material dishonesty or fraud by the Executive in the commission of his duties.

b. Base Monthly Salary shall mean an amount equal to one-twelfth of the Executive's then current annual base salary. Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to employees of the Company at the executive level.

c. Change of Control shall mean (1) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (2) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (3) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly. Notwithstanding the preceding sentence, (i) any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or a transaction of similar effect, shall not constitute a Change of Control.

4.  Integration; Amendment. This Agreement, the Offer Letter and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to such agreements shall be binding unless in writing and signed by both parties.

5.  Governing Law; Headings. This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

6.  Jurisdiction. Except as otherwise provided for herein, each of the parties (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

IN WITNESS WHEREOF the parties have duly executed this Employment Separation Agreement as of the date first above written.

EXECUTIVE

_______/s/ Michael Marquard____________
Michael Marquard

PDI, INC.

By: _/s/ Frank Ryan
Frank Ryan
Director, Chairman of the Compensation
and Management Development Committee